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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                           ARI Network Services, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    001930205
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [X] Rule 13d-1(b)
                  [ ] Rule 13d-1(c)
                  [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 3 pages
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CUSIP NO. 001930205                     13G                          PAGE 2 OF 3


Item 1(a).       Name of Issuer:  ARI Network Services, Inc.

Item 1(b).       Address of Issuer's Principal Executive Offices:
                 330 East Kilbourn Ave., Suite 200, Milwaukee, WI  53202-3166

Item 2(a).       Name of Person Filing: Ashford Capital Management, Inc.

Item 2(b).       Address of Principal Business Office or, if None, Residence:
                 P.O. Box 4172, Wilmington, DE 19807

Item 2(c).       Citizenship: A Delaware Corporation

Item 2(d).       Title of Class of Securities:  Common Stock

Item 2(e).       CUSIP Number:  001930205

Item 4.          Ownership.

                 Not Applicable.

Item 5.          Ownership of Five Percent or Less of a Class.

                 Each Reporting Person has ceased to own beneficially more than 5% of the outstanding Common Stock of Applied Imaging Corp.

                 ALL OTHER ITEMS REPORTED ON THE SCHEDULE 13G DATED AS OF FEBRUARY 13, 2001 AND FILED ON BEHALF OF THE REPORTING PERSONS WITH RESPECT TO THE COMMON STOCK OF ARI NETWORK SERVICES, INC. REMAIN UNCHANGED.

                               Page 2 of 3 pages
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CUSIP NO. 83169C10                      13G                          PAGE 3 OF 3


                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             ASHFORD CAPITAL MANAGEMENT, INC.

                                             By: /s/ Theodore H. Ashford, III
                                                 ----------------------------
                                                 Theodore H. Ashford, III
                                                 President


February 13, 2002


                               Page 3 of 3 pages